UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 5, 2022

CIL&D, LLC

(Exact name of registrant as specified in its charter)

DELAWARE	000-33433	33-0972983
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

337 North Vineyard Ave., Suite 400

Ontario, California 91764

(Address of principal executive offices, including zip code)

(909) 483-8500

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
None	None	None

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any ne or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

ITEM 8.01	OTHER EVENTS

LIQUIDATION AND DISSOLUTION PROCESS. Since May 22, 2013, the Company has undertaken and continues to undertake activities that are necessary and appropriate in seeking to complete the voluntary liquidation and winding up of the Company that was approved by the Company’s unitholders in accordance with the Company’s Plan of Dissolution and Liquidation and applicable law. As of the date of this Report on Form 8-K, major events in the liquidation and winding up process since May 2013, include, but are not limited to, those summarized below.

In May 2013 the Los Angeles Sanitation Districts No. 2 determined that it would no longer continue with its planned purchase of the proposed Eagle Mountain rail-haul landfill which was permitted but the subject of extensive litigation and likely future litigation. The landfill project was being developed by a subsidiary of the Company, Mine Reclamation, and the landfill would have been sited on Eagle Mountain land owned by another Company subsidiary, Kaiser Eagle Mountain, LLC (“KEM”). A settlement was reached among Mine Reclamation, KEM, the Company and Los Angeles Sanitation District No. 2. In August 2013 which provided for the termination of the landfill purchase agreement and a mutual release of claims.

In April 2014 a settlement was reached among KEM, Lake Tamarisk Development, LLC, the Company and Mine Reclamation which settled any claims the parties may have had against each other and terminated a lease and option that Mine Reclamation had on portions of the Eagle Mountain property owned by KEM.

In December 2014 a settlement was reached in outstanding federal litigation involving a proposed landfill project on a portion of the Eagle Mountain property which involved the reversal of a portion of the previously completed land exchange with the U.S. Bureau of Land Management. With the landfill project not moving forward, the Company sought other possible monetization events for its Eagle Mountain subsidiary and/or its assets.

In June 2015 the Company sold KEM, the owner of Eagle Mountain, to Eagle Mountain Acquisition, LLC for: (i) an initial cash payment of $1,700,000 million (gross); (ii) Buyer’s promissory note in the principal amount of $4,250,000 (the “Senior Note”) bearing interest at the rate of six percent (6.00%) per annum with a due date of February 29, 2016; (iii) Buyer’s Junior Secured Note with an original balance of $19,000,000 (the “Junior Note”) with a final due date in May 2025, if not previously paid in full; and (iv) a Mining Lease and Agreement and implementing agreements were entered into with Eagle Mountain Mining & Railroad Company, LLC, a wholly owned subsidiary of the Company (“EMMR”), allowing for the mining of certain stock-piled rock, coarse tailings, fine tailings and iron ore pellets.

In February 2016 Eagle Mountain Acquisition LLC paid off its Senior Note which allowed for a $.98 per Class A Unit cash distribution in April 2016 after complying with the Plan of Dissolution and Liquidation and applicable law.

In June 2016 EMMR sold the fixtures and personal property that made up the Eagle Mountain Railroad in Riverside County, California. This allowed the Company to make a $.26 per Class A Unit distribution as result of such sale after complying with the Plan of Dissolution and Liquidation and applicable law. As discussed in more detail below, in December 2021 EMMR sold all its real property interests associated with the Eagle Mountain Railroad.

In December 2017, the Company’s wholly owned subsidiary, Lake Tamarisk Development, LLC, sold all its vacant land at Lake Tamarisk, California for a net sales price, after closing costs, of approximately $540,000. A house owned by Lake Tamarisk Development, its final asset, was sold in February 2018 resulting in net sales proceeds of approximately $23,000. With the sale of its final asset, Lake Tamarisk Development dissolved and ceased business as of December 31, 2018.

On December 30, 2021, EMMR sold its remaining assets related to the Eagle Mountain Railroad for a net cash price of approximately $130,000 after all closing costs plus the assumption of all liabilities and responsibilities arising from or related to the Eagle Mountain Railroad. Under certain circumstances, after approximately a year EMMR has the option to repurchase the railroad assets sold at a cash price less than half of the gross cash sales price paid by the buyer of such assets.

As noted above, in June 2015 Eagle Mountain Acquisition purchased KEM from the Company. While the original principal amount of the Junior Note given as a part of such transaction was $19,000,000, the principal amount due under the Junior Note increased as provided in the Junio Note. Effective July 1, 2018, Eagle Mountain Acquisition began making and had continued to make cash interest payments to the Company in accordance with the terms of the Junior Note. However, Eagle Mountain Acquisition failed to make the September 30, 2021, Junior Note payment and subsequent Junior Note payments within the allowed grace period for such payments. As a result, the Junior Note went into default and all amounts payable pursuant to the Junior Note became due and payable in full. The amount due and payable under the Junior Note, excluding default interest, was approximately $53,106,581.

The Junior Note was secured by, among other things: (i) the guaranty of Eagle Mountain LLC, the sole owner of Eagle Mountain Acquisition, and a pledge of one hundred percent (100%) of the ownership interest of Eagle Mountain Acquisition to the Company; (ii) the pledge by Eagle Mountain Acquisition to the Company of one hundred percent (100%) of the ownership interest of KEM; and (iii) the guaranty of KEM which was secured by a deed of trust, security agreement and assignment of rents on the Eagle Mountain property.

After reviewing its legal and other options and after negotiations with Eagle Mountain Acquisition and its affiliates, the Company acquired Eagle Mountain Acquisition for $100 as of the close of business on December 31, 2021. Thus, the Company currently owns Eagle Mountain Acquisition whose primary assets are ownership of KEM and a vacant lot. The process of seeking to sell Eagle Mountain Acquisition, KEM or their respective assets as well as EMMR or its assets has commenced. There is no assurance that there will be any success in these sale efforts.

In addition to selling assets, dealing with the default of the Junior Note and the other activities described above, which has taken substantial time, the Company has worked on resolving or making reasonable provision for its possible outstanding obligations and contingencies in accordance with the Plan of Liquidation and Dissolution and applicable law. For example, since September 2013 over $1,000,000 has been paid in settlement and defense costs related to asbestos claims that are not covered by insurance. An asbestos insurance policy was purchased by the Company in September 2013 but the Company remains in a coverage dispute with such insurance carrier concerning certain claims. Such policy is set to terminate in 2023. As of the date of this Report on Form 8-K, the Company has four outstanding asbestos claims.

The Company has been identified as a potentially responsible party in the Portland Harbor Superfund Site matter and claims arising from such matter. There appears to be over 100 potentially responsible parties in this matter. The Company is actively involved in the claims resolution process. Additional information on the Portland Harbor Superfund site can be found at:

https://www.oregon.gov/deq/Hazards-and-Cleanup/CleanupSites/Pages/Portland-Harbor.aspx and at

https://semspub.epa.gov/work/10/100287821.pdf. The Company has insurance coverage for this matter.

In 2019 the Company, along with other parties, settled litigation that alleged environmental contamination of property in Rancho Cucamonga, California. Approximately $340,000 in defense and settlement costs were paid by the Company in this matter which were not covered by insurance.

Currently the Company has two part-time employees in its Ontario, California office and two full-time employees at Eagle Mountain.

REMAINING ASSETS OF THE COMPANY. In summary, in addition to the Company’s cash and investments, the Company’s remaining assets consist primarily of: (i) its 100% ownership of Eagle Mountain Acquisition LLC; (ii) its 84.247% ownership interest in Mine Reclamation, LLC; and (iii) its 100% interest in EMMR.

Eagle Mountain Acquisition’s assets primarily consist of its 100% ownership of KEM, the owner of Eagle Mountain, and a 3.6 acre lot at Lake Tamarisk. The Company is seeking to sell Eagle Mountain Acquisition or its assets.

EMMR has a mining lease and agreement with KEM which provides EMMR the right to mine certain stock-piled rock and the coarse and fine iron ore tailings at Eagle Mountain. EMMR has been selling, from time-to-time, stockpiled rock and other resources. The Company is seeking to sell EMMR or its assets.

Mine Reclamation, LLC’s remaining asset is the right to receive 53.3% of the net revenues generated from the disposition of assets directly or indirectly owned by the Company in Riverside County, California. As the majority owner of Mine Reclamation, CIL&D will receive 84.247% of any amounts distributed by Mine Reclamation to its owners. As discussed above, Mine Reclamation’s right to share in the proceeds is as a result of a Termination, Settlement and Net Revenues Sharing Agreement that was entered into in April 2014, which agreement, among other things, settled any and all claims that may exit among the parties to such agreement and terminated a lease and option that Mine Reclamation had on portions of the Eagle Mountain property. The resolution of this matter advanced the ability to seek a monetization event for KEM and the Eagle Mountain property.

EXTENSION OF TERM. With the default on the Junior Note and the acquisition of companies that directly or indirectly own Eagle Mountain and due to other circumstances, the liquidation and winding up process for the Company is taking longer than originally anticipated. Thus, the Managing Liquidation Director, with concurrence of the Member Representative, extended the term of the Company and the Company’s Second Amended and Restated Operating Agreement for up to an additional three (3) years through May 22, 2025. See “Extension of the Term of Second Amended and Restated Operating Agreement of CIL&D, LLC” attached to this Report on Form 8-K as Exhibit 99.1.

NO ASSURANCE OF FUTURE DISTRIBUTIONS. There is no assurance that there will be any future distributions. As previously disclosed, the liquidation and dissolution process involve substantial risks and uncertainties. Accordingly, it is not possible to predict the timing of future distributions, if any, to the Class A Unitholders or the aggregate amount of any future distributions if made.

ITEM 9.01	FINANCIAL STATEMENTS AND EXHIBITS

(d) Exhibits

99.1 Extension of the Term of the Second Amended and Restated Operating Agreement of CIL&D, LLC dated May  5, 2022.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CIL&D, LLC (REGISTRANT)

Date: May 6, 2022	/s/ Richard E. Stoddard
Richard E. Stoddard
Managing Liquidation Director

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